UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021

SYNEOS HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36730	27-3403111
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 Sync Street Morrisville, North Carolina	27560-5468
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 876-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	SYNH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Share Repurchase Agreement

On February 26, 2021, Syneos Health, Inc. (the “Company”) entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with certain selling stockholders named therein (the “Selling Stockholders”). Pursuant to the Repurchase Agreement, the Company agreed to repurchase 600,000 shares of the Company’s Class A common stock, $0.01 par value per share (the “Common Stock”) from the Selling Stockholders in a private transaction for an aggregate purchase price of approximately $44.5 million or $74.175 per share. The repurchase of the Common Stock is expected to close on March 3, 2021. The Company will fund this private repurchase transaction with cash on hand.

The description of the Repurchase Agreement contained herein is qualified in its entirety by reference to the Repurchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Underwriting Agreement

On March 1, 2021, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC (the “Underwriter”) and the Selling Stockholders. Pursuant to the Underwriting Agreement, the Selling Stockholders agreed to sell 7,000,000 shares of the Company’s Common Stock, to the Underwriter at a price of $74.175 per share, to be offered to the public at a price of $74.95 per share. The Selling Stockholders have also granted the Underwriter a 30-day option to purchase up to 1,050,000 additional shares of Common Stock.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company, the Selling Stockholders, and the Underwriter against certain liabilities and customary contribution provisions in respect of those liabilities.

The sale of the Common Stock by the Selling Stockholders was made pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-228559), including a prospectus supplement dated March 1, 2021 to the prospectus contained therein dated November 27, 2018, filed by the Company with the Securities and Exchange Commission pursuant to Rule 424(b)(7) under the Securities Act of 1933, as amended. The sale of the Common Stock is expected to close on March 3, 2021.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2021, the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of the Company determined that the Company’s performance for the year ended December 31, 2020 with respect to the two financial measures previously established as performance goals for the Company’s 2020 Management Incentive Plan (“2020 MIP”) did not meet the threshold level for funding the 2020 MIP for the Company’s named executive officers. The Committee approved discretionary bonuses in the following amounts to the named executive officers, resulting in an aggregate payment of 50% of each named executive officer’s original 2020 MIP target bonus opportunity.

Name	Bonus
Alistair Macdonald, Chief Executive Officer	$636,000
Jason Meggs, Chief Financial Officer	$210,000
Michelle Keefe, President, Commercial Solutions	$198,450
Paul Colvin, President, Clinical Solutions	$198,450
Jonathan Olefson, General Counsel and Corporate Secretary	$116,250

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated March 1, 2021, by and among Syneos Health, Inc., the selling stockholders named therein and Goldman Sachs & Co. LLC.

5.1	Opinion of Latham & Watkins LLP.

10.1	Share Repurchase Agreement, dated February 26, 2021, by and among Syneos Health, Inc. and certain selling stockholders named therein.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNEOS HEALTH, INC.

Date: March 3, 2021	By:	/s/ Jason Meggs
		Name:	Jason Meggs
		Title:	Chief Financial Officer (Principal Financial Officer)